Exhibit 99.1

THE HANOVER INSURANCE GROUP, INC. REPORTS FIRST QUARTER 2006 EARNINGS:

NET INCOME OF $0.75 PER SHARE COMPARED TO $0.86 PER SHARE LAST YEAR; NET INCOME FROM CONTINUING OPERATIONS OF $1.12 PER SHARE COMPARED TO $0.75 PER SHARE LAST YEAR

WORCESTER, Mass., May 1, 2006—The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income for the first quarter of $40.5 million, or $0.75 per share, compared to $46.5 million, or $0.86 per share in the first quarter of last year. Net income from continuing operations was $60.0 million for the first quarter, or $1.12 per share, compared to $40.4 million, or $0.75 per share, in the first quarter of last year. The decline in net income was primarily due to an increase of $20.1 million, or $0.38 per share, to the previously recorded loss on the disposal of our variable life insurance and annuity business.

Total Property and Casualty pre-tax segment income was $91.7 million in the quarter, compared to $61.8 million in the first quarter of last year. The Personal Lines segment reported pre-tax segment earnings of $49.0 million in the first quarter of 2006, compared to $39.2 million in the first quarter of 2005, while the Commercial Lines segment reported pre-tax segment earnings of $39.0 million in the quarter, versus $20.5 million in 2005.

“I am very pleased with the continued strength of our Property and Casualty results,” said Frederick H. Eppinger, chief executive officer of The Hanover Insurance Group, Inc. “Our first quarter results reflect continued strong Property and Casualty earnings. Our new business growth is significant, driven by the success of our Connections™ Auto product and continued momentum in our Commercial Lines business. At the same time our margins remain strong.”

Segment Results

The Hanover conducts its business in four operating segments. Property and casualty operations consist of three operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages. The Other Property and Casualty segment includes a block of run-off voluntary pools business in which we have not actively participated since 1995; AMGRO, Inc., a premium financing business; Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations; and earnings on holding company assets. The Life Companies, our fourth operating segment, include the run-off business of First Allmerica Financial Life Insurance Company (FAFLIC), principally consisting of traditional life insurance and retirement businesses.

The following table shows pre-tax segment income. It is presented in a manner consistent with the way management evaluates results and is set forth in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information”.

	Quarter ended March 31 (In millions)
	2006	2005
Property and Casualty:
Personal Lines(1)	$49.0	$39.2
Commercial Lines(2)	39.0	20.5
Other Property and Casualty	3.7	2.1
Total Property & Casualty	91.7	61.8
Life Companies	(1.9)	(9.3)
Interest expense on corporate debt	(10.0)	(10.0)
Total pre-tax segment income	79.8	42.5
Federal income tax expense	23.6	9.8
Total segment income after taxes(3)	$56.2	$32.7

(1)	Includes Personal Lines pre-tax catastrophe losses of $3.7 million and $6.8 million for the first quarter of 2006 and 2005, respectively.

(2)	Includes Commercial Lines pre-tax catastrophe losses of $3.6 million and $5.5 million for the first quarter of 2006 and 2005, respectively.

(3)	See reconciliation from segment income to net income at the end of this document.

Property and Casualty

Property and Casualty segment income was $91.7 million in the first quarter of 2006, up from $61.8 million in the first quarter of 2005. Earnings were higher in the quarter due primarily to favorable loss performance in both Personal Lines and Commercial Lines, partially offset by increased expenses.

Property and Casualty highlights:

•	Net premiums written were $574.0 million in the first quarter of 2006, compared to $548.4 million in the first quarter of 2005, up 4.7%.

•	Net premiums earned were $540.9 million in the first quarter of 2006, compared to $550.2 million in the first quarter of 2005.

•	New business net premiums written were $134.2 million in the first quarter of 2006, representing an increase of 75% over the $76.5 million in the first quarter of 2005.

•	Favorable development of prior-year reserves was $24.9 million in the first quarter of 2006, compared to favorable development of $13.7 million in the first quarter of 2005, driven primarily by our Personal Auto and Commercial-Multi Peril Lines.

The following tables summarize the components of the GAAP combined ratio for the Property and Casualty segment:

	Quarter ended March 31
	2006	2005
Personal Lines losses (excluding catastrophes)	53.5%	58.6%
Personal Lines catastrophe-related losses	1.1%	1.9%
Total Personal Lines losses	54.6%	60.5%
Commercial Lines losses (excluding catastrophes)	41.6%	51.7%
Commercial Lines catastrophe-related losses	1.8%	2.9%
Total Commercial Lines losses	43.4%	54.6%
Total P&C Losses	50.4%	58.5%
Loss adjustment expenses	10.1%	8.9%
Policy acquisition and other underwriting expenses	33.9%	31.5%
Combined Ratio	94.4%	98.9%

Personal Lines

Personal Lines pre-tax segment income was $49.0 million in the quarter compared to $39.2 million in the prior-year quarter. The improvement in earnings is primarily due to relatively favorable current accident year loss performance, as well as lower catastrophes, partially offset by an increase in expenses and slightly lower favorable development of prior-year reserves.

The loss ratio in the current quarter was 54.6% versus 60.5% in the prior-year quarter. The impact of catastrophes was favorable in the quarter, resulting in $3.7 million of pre-tax losses compared to $6.8 million of pre-tax losses in the first quarter of 2005. The loss ratio excluding the impact of catastrophes was 53.5% in the current quarter versus 58.6% in the prior-year quarter, an improvement of 5.1 points. The major factors driving the improvement in the loss ratio excluding catastrophes were lower personal automobile claims frequency and favorable frequency in our homeowners lines of business.

Underwriting and loss adjustment expenses were higher in the quarter due to several factors, including: the impact of the new accounting for stock-based compensation, investments in technology, claim and employee related expenses, and to a lesser extent an increase in the proportion of overhead expenses absorbed by the Property and Casualty segment.

Personal Lines highlights:

•	Net premiums written were $341.6 million in the first quarter of 2006, compared to $335.8 million in the first quarter of 2005, up 1.7%.

•	Net premiums earned were $339.8 million in the first quarter of 2006, compared to $360.5 million in the first quarter of 2005.

•	New business net premiums written were $60.0 million in the first quarter of 2006, representing an increase of 156% compared to $23.4 million in the first quarter of 2005.

•	The Personal Lines GAAP combined ratio was 94.6% in the first quarter, versus 96.7% in the prior-year quarter.

•	The pre-tax catastrophe losses were $3.7 million, or 1.1 points of the combined ratio for the first quarter of 2006 compared to $6.8 million or 1.9 points of the combined ratio for the first quarter of 2005.

•	Favorable development of prior-year reserves was $8.1 million in the current quarter, compared to favorable development of $9.5 million in the first quarter of 2005; improving the personal lines combined ratio by 2.4 points and 2.6 points, respectively.

Commercial Lines

Commercial Lines pre-tax segment income was $39.0 million in the quarter, compared to $20.5 million in the first quarter of 2005. The improvement in segment results in the quarter is primarily due to relatively favorable loss performance, partially offset by an increase in expenses.

The loss ratio in the current quarter was 43.4% versus 54.6% in the prior-year quarter. The impact of catastrophes was favorable in the quarter, resulting in $3.6 million of pre-tax losses in the current quarter compared to $5.5 million of pre-tax losses in the first quarter of 2005. The loss ratio excluding the impact of catastrophes was 41.6% in the current quarter versus 51.7% in the prior-year quarter, an improvement of 10.1 points. The improvement in the loss ratio excluding catastrophes was primarily due to favorable development of prior-year loss reserves, as well as improved current accident year loss performance. In the current quarter favorable development of prior year loss reserves was $14.0 million, or 7.0 points of the loss ratio, compared to $1.6 million, or 0.8 points of the loss ratio in the first quarter of 2005. The increase of $12.4 million was driven primarily by an increase in favorable development in commercial multi-peril. Additionally, the development of the prior year reserves in the workers’ compensation line was slightly favorable in the current quarter versus somewhat unfavorable in last year’s quarter. The improvement in the current accident year loss ratio was due to continued favorable frequency trends, improvement in the current year underwriting results related to certain involuntary pools, and the continued shift in product mix to lower loss ratio lines of business, particularly inland marine and bonds.

Underwriting and loss adjustment expenses were higher in the quarter due to several factors, including: the impact of the new accounting for stock-based compensation, investments in technology, other claim and employee related expenses, and to a lesser extent an increase in the proportion of overhead expenses absorbed by the Property and Casualty segment.

Commercial Lines highlights:

•	Net premiums written were $232.4 million in the first quarter of 2006, compared to $212.6 million in the first quarter of 2005, up 9.3%.

•	Net premiums earned were $201.1 million in the current quarter, compared to $189.7 million in the prior-year quarter.

•	New business net premiums written were $74.2 million in the first quarter of 2006, representing an increase of 39% compared to $53.2 million in the first quarter of 2005.

•	The Commercial Lines GAAP combined ratio was 94.1% in the first quarter, compared to 102.8% in the prior year quarter.

•	The pre-tax catastrophe losses were $3.6 million, or 1.8 points of the combined ratio for the first quarter of 2006 compared to $5.5 million or 2.9 points of the combined ratio for the first quarter of 2005.

•	Favorable development of prior-year reserves was $17.1 million in the current quarter, compared to favorable development of $4.9 million in the first quarter of 2005; improving the Commercial Lines combined ratio by 8.5 points and 2.6 points, respectively.

Other Property & Casualty

Other Property & Casualty pre-tax segment income was $3.7 million in the quarter, compared to $2.1 million in the prior year quarter. Other Property & Casualty includes our run-off voluntary pools, premium financing and investment management operations.

Life Companies

Continuing Operations:

The continuing operations of the Life Companies now include the FAFLIC retained business. The retained business primarily includes various blocks of traditional life insurance, group retirement business, guaranteed investment contract (GIC) businesses, and our discontinued group life and health business, including group life and health voluntary pools, which are all in run-off. The Life Companies continuing operations reported a segment loss of $1.9 million in the current quarter of 2006, compared to a loss of $9.3 million in the first quarter of 2005, primarily attributable to lower expenses and decreased losses from the GIC business.

Loss on Disposal of the Variable Life Insurance and Annuity Business:

For the current quarter, we recorded a loss on the sale of the variable life insurance and annuity business of $20.1 million, net of tax, primarily due to an addition of $15.0 million to the existing provision for our estimated potential liability for certain contractual indemnities to

Goldman Sachs relating to the pre-sale activities of the business sold recorded under FAS Interpretation No. 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). This additional provision relates to preliminary estimated expenses, reimbursements, penalties and other costs of remediating certain pre-closing processing errors relating to tax reporting to certain policyholders and others for a subset of our former variable annuity business.

Investment Results

Net investment income was $80.3 million for the first quarter of 2006 and the first quarter of 2005. Net investment income in the Property and Casualty segment increased $5.7 million to $56.5 million primarily due to increased operating cash flows and higher holding company investment income from the proceeds of the sale of the variable life insurance and annuity business. This was offset by a decrease in the net investment income in the Life Companies of $5.8 million to $23.7 million, driven by lower average invested assets, primarily resulting from the maturities of long-term funding agreements.

First quarter 2006 pre-tax net realized investment gains were $5.6 million, compared to $12.0 million of pre-tax net realized investment gains in the same period of 2005. In the current quarter, pre-tax net realized gains on sales of fixed maturities of $10.4 million were partially offset by $4.8 million of capital losses resulting from impairments on certain fixed maturity securities and other invested assets. In the first quarter of 2005, pre-tax net realized gains on sales of fixed maturities of $14.1 million were partially offset by $2.1 million of capital losses resulting from impairments on certain fixed maturity securities.

Balance Sheet

Shareholders’ equity was $1.8 billion, or $35.35 per share at March 31, 2006, compared to $2.0 billion or $36.30 per share at December 31, 2005, primarily due to the share repurchase program. Excluding accumulated other comprehensive income book value was $37.77 per share at the close of the current quarter, compared to $37.33 per share at December 31, 2005.

Other Items

The company has effectively completed a share repurchase program of up to $200 million. As of April 27th, 2006, we have purchased 4,022,314 shares, at an average price of $49.65, for a total principal amount of $199.7 million.

Earnings Conference Call

The Hanover will host a conference call to discuss the company’s first quarter results on Tuesday, May 2nd at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany our prepared remarks and has been posted on our website. Interested investors and others can listen to the call and access the presentation through The Hanover’s web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call.

Statistical Supplement

The Hanover’s first quarter earnings press release and statistical supplement are also available in the Investors section at www.hanover.com.

Forward-Looking Statements

Certain statements in this release or in the above referenced conference call may be considered to be forward-looking statements as defined in the Private Securities Litigation

Reform Act of 1995. Use of the words “believes”, “anticipates”, “expects”, “projections”, “outlook”, “should”, “plan”, “guidance” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors”. These uncertainties include the possibility of adverse catastrophe experience (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails and with respect to losses incurred as the result of Hurricanes Katrina and Rita), the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as the multi-variate private passenger auto product), adverse loss development and adverse trends in mortality and morbidity, change in the current favorable frequency and loss trends generally being experienced industry-wide, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments, heightened competition (including rate pressure), adverse state and federal legislation or regulation or regulatory actions, financial ratings actions, uncertainties in estimating the FIN 45 liability recorded in conjunction with certain indemnity obligations to Goldman Sachs in connection with the sale of the variable annuity business (including with respect to existing and potential litigation and regulatory actions and the remediation of certain processing errors in connection with tax reporting), and various other factors.

The Hanover uses non-GAAP financial measures as important measures of the company’s operating performance, including total segment income, property and casualty segment income, and measures of segment income and loss ratios excluding catastrophe losses.

Segment income is net income excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Property and Casualty segment income is the sum of the segment income of the three operating segments of The Hanover’s property and casualty operations: Personal Lines, Commercial Lines and Other Property and Casualty. The Hanover believes that measures of total segment income and Property and Casualty segment income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight net income attributable to the normal operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, huricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Net income is the most directly comparable GAAP measure for total segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses. Segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses should not be construed as a substitute for net income determined in accordance with GAAP. A reconciliation of net income to segment income and Property and Casualty segment income for the quarters ended March 31, 2006 and 2005 is set forth in the table at the end of this document and in the statistical supplement. Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 35 of more than 950 property and casualty insurers in the United States.

Contact Information

Investors:	Media:

Sujata Mutalik	Michael F. Buckley
E-mail: smutalik@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-3457	1-508-855-3099

THE HANOVER INSURANCE GROUP, INC.

(In millions, except per share data)

	Quarter ended March 31
	2006	2005
Net income	$40.5	$46.5
Net income per share(1)	$0.75	$0.86
Weighted average shares (diluted)	53.6	53.8

The following is a reconciliation from segment income to net income(2):

PER SHARE DATA (DILUTED)(1)	Quarter ended March 31
	2006		2005
	$	Per Share	$	Per Share
Property and Casualty
Personal Lines	$49.0	—	$39.2	—
Commercial Lines	39.0	—	20.5	—
Other Property & Casualty	3.7	—	2.1	—
Total Property and Casualty	91.7	—	61.8	—
Life Companies	(1.9)	—	(9.3)	—
Interest expense on corporate debt	(10.0)	—	(10.0)	—
Total segment income	79.8	$1.49	42.5	$0.79
Federal income tax expense on P&C segment income	(28.9)	—	(17.4)	—
Federal income tax benefit on other segment income	5.3	—	7.6	—
Federal income tax expense on segment income	(23.6)	(0.44)	(9.8)	(0.18)
Total segment income after federal income taxes	56.2	1.05	32.7	0.61
Net realized investment gains, net of amortization	5.8	0.11	11.3	0.20
Loss on derivatives	—	—	(0.2)	—
Restructuring costs	(0.3)	(0.01)	(0.7)	(0.01)
Federal income tax expense on non-segment income	(1.7)	(0.03)	(2.7)	(0.05)
Income from continuing operations, net of taxes	60.0	1.12	40.4	0.75
Income from discontinued variable life and annuity business, net of taxes	—	—	6.1	0.11
Loss on disposal of variable life insurance and annuity business, net of taxes	(20.1)	(0.38)	—	—
Income before cumulative effect of accounting change	39.9	0.74	46.5	0.86
Cumulative effect of change in accounting principle, net of taxes	0.6	0.01	—	—
Net income	$40.5	$0.75	$46.5	$0.86

(1)    Basic net income per share was $0.76 and $0.87 for the quarters ended March 31, 2006 and 2005, respectively.

(2)	In accordance with Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income (loss) is determined by adjusting net income (loss) for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income (loss) excludes net gains and losses on disposals of businesses, discontinued operations, restructuring and reorganization costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

Net income includes the following items by segment:

	Quarter ended March 31, 2006
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Net realized investment gains (losses)	2.2	2.2	5.2	(3.8)	5.8
Restructuring costs	—	—	—	(0.3)	(0.3)
Loss on disposal of variable life insurance and annuity business, net of taxes	—	—	—	(20.1)	(20.1)
Cumulative effect of change in accounting principle, net of taxes	0.2	0.3	—	0.1	0.6

	Quarter ended March 31, 2005
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Net realized investment (losses) gains	(0.7)	(0.7)	—	12.7	11.3
Losses on derivative instruments	—	—	—	(0.2)	(0.2)
Restructuring costs	—	—	—	(0.7)	(0.7)
Income from discontinued variable life insurance and annuity business, net of taxes	—	—	—	6.1	6.1

All figures reported are unaudited.